Exhibit 99.1
Mission ProduceTM Announces Fiscal 2023 First Quarter Financial Results
OXNARD, Calif. -- March 9, 2023 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal first quarter ended January 31, 2023.
Fiscal First Quarter 2023 Highlights:
•Avocado volume sold increased 14% to 152.3 million pounds compared to the same period last year
•Total revenue of $213.5 million, a 1% decrease compared to the same period last year
•Net loss of $(8.8) million, or $(0.12) per diluted share, compared to $(13.4) million, or $(0.19) per diluted share, for the same period last year
•Adjusted net loss of $(5.0) million, or $(0.07) per diluted share, compared to $(12.2) million, or $(0.17) per diluted share, for the same period last year
•Adjusted EBITDA of $2.3 million compared to $(10.4) million for the same period last year
CEO Message
“Our unmatched global network of distribution, ripening, and other value-added assets put us in position to achieve volume growth of 14% during the first quarter compared to the same period last year, which outpaced that of the industry as a whole, and we are ready to manage the increase in volumes that we anticipate this year,” commented Steve Barnard, Founder and CEO of Mission Produce. “While the market is still adjusting to the lower pricing environment and an uncertain macroeconomic backdrop, we are optimistic that lower fruit pricing will ultimately drive greater consumption in the coming year compared to the depressed consumption rates we saw last year. Furthermore, this shift to a more rational pricing environment facilitates our ability to penetrate new growth markets such as Europe and Asia and drive per capita consumption in these emerging markets with improved access to year-round, high-quality fruit that we are uniquely able to deliver via our owned- and third-party sourcing capabilities and global footprint. With respect to our blueberries business, although performance this quarter was impacted by an unfavorable pricing environment, we continue to be optimistic about the long-term performance of this segment given our access to new premium varietals which are expected to sell at a premium and provide an opportunity to extend the marketing window.”
Mr. Barnard added, “Looking ahead, our focus remains on the advancement of our global position through investment in new global facilities, and diversification of our business by leveraging our core competencies in new and creative ways. We expect that the improved stability in the avocado marketplace, coupled with easing cost inflation, will also allow us to generate sequential improvements in our per-unit margins, albeit below what has been our historical targeted range. With this backdrop, we expect to deliver a better year of operating performance in fiscal 2023.”
Fiscal First Quarter 2023 Consolidated Financial Review
Total revenue for the first quarter of fiscal 2023 decreased $3.1 million or 1% compared to the same period last year. Lower sales in the Marketing and Distribution segment were largely offset by the consolidation of revenue from the Blueberries segment. In Marketing and Distribution, a 27% decrease in average per-unit avocado sales prices was partially offset by an increase in avocado volume sold of 14%, both of which were driven by higher industry supply out of Mexico during the quarter.
Gross profit increased $8.5 million in the first quarter of fiscal 2023 compared to the same period last year, to $9.0 million, and gross profit percentage increased 400 basis points, to 4.2% of revenue. Prior period gross profit and gross profit percentage

Exhibit 99.1
were significantly affected by challenges with the implementation of the new ERP system in the Marketing and Distribution segment. In the current year period, higher volumes had a favorable impact on fixed cost absorption while the lower pricing environment limited the ability to generate per-box margins on the buy-sell of avocados. In addition, the Blueberries segment experienced negative gross margin during the first quarter as a result of weak sales prices within the European and US markets driven by strong industry supply, as well as the amortization of purchase accounting adjustments associated with the business combination of Moruga during fiscal 2022.
Selling, general and administrative expense (“SG&A”) for the first quarter increased $0.4 million or 2% compared to the same period last year. The current period included the consolidation of $1.6 million in expenses from the Blueberries segment, a large portion of which was attributed to amortization of an intangible asset recognized in the Moruga business combination. This impact was partially offset by non-recurring ERP process reengineering costs incurred in the previous period.
Net loss for the first quarter of fiscal 2023 was $(8.8) million, or $(0.12) per diluted share, compared to $(13.4) million, or $(0.19) per diluted share, for the same period last year.
Adjusted net loss for the first quarter of fiscal 2023 was $(5.0) million, or $(0.07) per diluted share, compared to $(12.2) million, or $(0.17) per diluted share, for the same period last year.
Adjusted EBITDA was $2.3 million for the first quarter of fiscal 2023, compared to $(10.4) million for the same period last year, driven by the year over year improvement in gross margin.
Fiscal First Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment decreased 14% to $181.8 million for the quarter, due to the avocado pricing and volume dynamics described above.
Segment adjusted EBITDA increased $12.3 million or 160% to $4.6 million, primarily due to the same factors impacting segment gross profit as described above.
International Farming
Substantially all sales of fruit from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through August of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales. The Company operates approximately 700 acres of mangos in Peru that are largely in an early stage of production. The timing of the mango harvest is concentrated in the fiscal second quarter and, as a result, mangos have a more pronounced impact on segment financial performance during this timeframe.
Total segment sales in the International Farming segment increased by $2.4 million, or 73% to $5.7 million in the first quarter of fiscal 2023 compared to the same period last year due primarily to higher packing and cooling service revenue for the blueberries operation. Net sales decreased due to the consolidation of the Blueberries segment in the current period, thus eliminating sales generated from Moruga.
Segment adjusted EBITDA improved $0.9 million or 33% to $(1.8) million, driven by margin generated by higher segment sales combined with lower SG&A expense.
Blueberries
Net sales in the Blueberries segment in the first quarter of fiscal 2023 were $29.8 million and segment adjusted EBITDA was $(0.5) million. Negative segment adjusted EBITDA was a result of weak blueberry sales prices within the European and U.S. markets driven by strong industry supply.

Exhibit 99.1
Balance Sheet and Cash Flow
Cash and cash equivalents were $39.2 million as of January 31, 2023 compared to $52.8 million as of October 31, 2022.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from varying payment terms to growers in different source regions. In addition, the Company is building its growing crops inventory in its International Farming segment during the first half of the year for ultimate harvest and sale that will occur during the second half of the fiscal year. While these increases in working capital can cause operating cash flows to be unfavorable in individual quarters, it is not indicative of operating cash performance that management expects to realize for the full year.
Net cash used in operating activities was $1.3 million for the three months ended January 31, 2023 compared to $41.4 million for the same period last year. The change was driven by a reduction in net loss despite higher depreciation and amortization expense and favorable net changes in working capital. The increase in depreciation and amortization was largely attributed to the consolidation of the Blueberries segment in the current period, inclusive of the impact of the amortization of purchase accounting adjustments. Within working capital, favorable changes in accounts receivable and inventory were partially offset by unfavorable changes in accounts payable, accrued expenses and grower payables. Changes in inventory and grower payables were driven by lower per-unit cost of Mexican sourced fruit on-hand in comparison to prior year. Favorable changes in accounts receivable were attributed to lower per-unit sales prices, which correlate to the costing factors noted above.
Capital expenditures were $17.6 million for the three months ended January 31, 2023, compared to $20.9 million in the same period last year. Expenditures in both years were comprised of avocado orchard development, pre-production orchard maintenance and land improvements in Peru and Guatemala. In the first quarter of 2023, capital expenditures also included construction costs on a new UK distribution facility that is scheduled to open in spring 2023 and $4.4 million of spend related to irrigation installation and early-stage plant cultivation in the Moruga blueberry operation.
Outlook
For the second quarter of fiscal year 2023, the Company is providing the following industry outlook that will drive performance:
•The industry is expecting volumes to be higher in the fiscal 2023 second quarter versus the prior year period, primarily due to continued expectations for a larger Mexican harvest. The overall Mexican crop is expected to be approximately 20% higher compared to the prior harvest season, with year-over-year volume increases from Mexico ticking up during the quarter. The quarterly uptick is expected to be partially offset by lower California volumes due to a later start to the harvest season.
•Pricing is expected to be higher on a sequential basis, but lower on a year-over-year basis by 30-35% compared to the $2.04 per pound average experienced in second quarter of fiscal 2022.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its first quarter of fiscal 2023 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through March 23, 2023 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13736187.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in

Exhibit 99.1
accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes 12 forward distribution centers that are strategically positioned in key markets throughout North America, China and Europe, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; fluctuations in the market price of avocados; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations, including those promulgated by the USDA and FDA, health and safety laws, environmental laws, and other laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with the ongoing conflict in Russia and Ukraine; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation;

Exhibit 99.1
significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	January 31, 2023	October 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$39.2	$52.8
Restricted cash	1.0	1.1
Accounts receivable
Trade, net of allowances	64.3	62.9
Grower and fruit advances	1.8	1.8
Other	11.2	17.3
Inventory	76.8	73.1
Prepaid expenses and other current assets	10.1	11.1
Loans to equity method investees	—	—
Income taxes receivable	11.2	8.0
Total current assets	215.6	228.1
Property, plant and equipment, net	511.6	489.7
Operating lease right-of-use assets	74.2	65.4
Equity method investees	25.5	27.1
Loans to equity method investees	—	—
Deferred income tax assets, net	8.3	8.1
Goodwill	39.4	39.4
Intangible asset, net	0.8	2.0
Other assets	21.6	19.7
Total assets	$897.0	$879.5

Liabilities and Equity
Liabilities
Accounts payable	$30.5	$34.4
Accrued expenses	29.4	30.1
Income taxes payable	0.5	1.0
Grower payables	25.4	24.3
Short-term borrowings	—	2.5
Long-term debt—current portion	3.6	3.5
Operating leases—current portion	4.9	4.7
Finance leases—current portion	1.2	1.2
Total current liabilities	95.5	101.7
Long-term debt, net of current portion	146.0	136.9
Operating leases, net of current portion	72.6	63.9
Finance leases, net of current portion	15.3	1.4
Income taxes payable	3.1	3.1
Deferred income tax liabilities, net	29.0	29.4
Other long-term liabilities	21.4	20.2
Total liabilities	382.9	356.6
Equity
Mission Produce shareholders' equity	494.1	502.1
Noncontrolling interest	20.0	20.8
Total equity	514.1	522.9
Total liabilities and equity	$897.0	$879.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Loss (Unaudited)

	Three Months Ended January 31,
(In millions, except for share and per share amounts)	2023	2022
Net sales	$213.5	$216.6
Cost of sales	204.5	216.1
Gross profit	9.0	0.5
Selling, general and administrative expenses	19.1	18.7
Operating loss	(10.1)	(18.2)
Interest expense	(2.4)	(0.9)
Equity method income	1.0	1.6
Other (expense) income, net	(0.8)	1.6
Loss before income taxes	(12.3)	(15.9)
Income tax benefit	(1.7)	(2.5)
Net loss	$(10.6)	$(13.4)
Net loss attributable to noncontrolling interest	(1.8)	—
Net loss attributable to Mission Produce	$(8.8)	$(13.4)

Net loss per share attributable to Mission Produce:
Basic	$(0.12)	$(0.19)
Diluted	$(0.12)	$(0.19)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	$70,688,785	$70,631,525

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended January 31,
(In millions)	2023	2022
Operating Activities
Net loss	$(10.6)	$(13.4)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	9.3	4.5
Amortization of debt issuance costs	0.1	0.1
Equity method income	(1.0)	(1.6)
Noncash lease expense	1.4	1.2
Stock-based compensation	0.7	0.8
Dividends received from equity method investees	2.7	2.2
Losses on asset impairment, disposals and sales, net of insurance recoveries	0.3	0.1
Deferred income taxes	(0.5)	—
Unrealized losses (gains) on derivative financial instruments	0.1	(0.8)
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(1.2)	(27.6)
Grower fruit advances	—	(2.9)
Other receivables	6.1	3.1
Inventory	(3.8)	(29.8)
Prepaid expenses and other current assets	0.8	0.1
Income taxes receivable	(3.2)	(4.2)
Other assets	(1.2)	0.6
Accounts payable and accrued expenses	(1.7)	13.3
Income taxes payable	(0.5)	(0.1)
Grower payables	1.1	15.1
Operating lease liabilities	(1.4)	(0.7)
Other long-term liabilities	1.2	(1.4)
Net cash used in operating activities	$(1.3)	$(41.4)
Investing Activities
Purchases of property, plant and equipment	(17.6)	(20.9)
Investment in equity method investees	(0.3)	—
Loan repayments from equity method investees	—	1.0
Other	—	(0.2)
Net cash used in investing activities	$(17.9)	$(20.1)
Financing Activities
Borrowings on revolving credit facility	10.0	—
Repayment of short-term borrowings	(2.5)	—
Principal payments on long-term debt obligations	(0.9)	(2.2)
Principal payments on finance lease obligations	(1.7)	(0.3)
Taxes paid related to shares withheld from the settlement of equity awards	(0.4)	—
Contributions from noncontrolling interest holders	1.0	—
Net cash provided by (used in) financing activities	$5.5	$(2.5)
Net decrease in cash, cash equivalents and restricted cash	(13.7)	(64.0)
Cash, cash equivalents and restricted cash, beginning of period	53.9	92.2
Cash, cash equivalents and restricted cash, end of period	$40.2	$28.2

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$39.2	$25.3

MISSION PRODUCE, INC.

	Three Months Ended January 31,
(In millions)	2023	2022
Restricted cash	1.0	2.9
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$40.2	$28.2

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended January 31,
(In millions, except for per share amounts)	2023	2022
Net loss attributable to Mission Produce	$(8.8)	$(13.4)
Stock-based compensation	0.7	0.8
Unrealized loss (gain) on derivative financial instruments	0.6	(1.4)
Foreign currency transaction loss (gain)	0.9	(0.5)
Asset impairment and disposals, net of insurance recoveries	0.3	0.1
Farming costs for nonproductive orchards(1)	0.9	0.5
ERP costs(2)	0.6	1.5
Transaction costs	0.1	0.4
Amortization of inventory adjustment recognized from business combination	0.7	—
Amortization of intangible asset recognized from business combination	1.2	—
Tax effects of adjustments to net loss attributable to Mission Produce(3)	(1.3)	(0.2)
Noncontrolling interest(4)	(0.9)	—
Mission Produce adjusted net loss	$(5.0)	$(12.2)
Mission Produce adjusted net income per diluted share	$(0.07)	$(0.17)
(1)During the three months ended January 31, 2023, $0.5 million related to the development of blueberry orchards and $0.4 million related to avocado orchards. All costs for the three months ended January 31, 2022 were related to avocado orchards.
(2)Includes recognition of deferred implementation costs for both periods. Amounts for the three months ended January 31, 2022 also include non-recurring post-implementation process reengineering costs.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
(4)Represents net loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended January 31,
(In millions)	2023	2022
Marketing and Distribution adjusted EBITDA	$4.6	$(7.7)
International Farming adjusted EBITDA	(1.8)	(2.7)
Blueberries adjusted EBITDA	(0.5)	—
Total reportable segment adjusted EBITDA	$2.3	$(10.4)
Net loss	(10.6)	(13.4)
Interest expense	2.4	0.9
Income tax benefit	(1.7)	(2.5)
Depreciation and amortization(1)	9.3	4.5
Equity method income	(1.0)	(1.6)
Stock-based compensation	0.7	0.8
Asset impairment and disposals, net of insurance recoveries	0.3	0.1
Farming costs for nonproductive orchards	0.4	0.5
ERP costs(2)	0.6	1.5
Transaction costs	0.1	0.4
Amortization of inventory adjustment recognized from business combination	0.7	—
Other expense (income)	0.8	(1.6)
Noncontrolling interest(3)	0.3	—
Total adjusted EBITDA	$2.3	$(10.4)
(1)Includes depreciation and amortization of purchase accounting assets of $1.6 million and $0.1 million for the three months ended January 31, 2023 and 2022, respectively.
(2)Includes recognition of deferred implementation costs for both periods. Amounts for the three months ended January 31, 2022 also include non-recurring post-implementation process reengineering costs.
(3)Represents net loss attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries(1)	Total	Marketing and Distribution	International Farming	Total
	Three Months Ended January 31,
(In millions)	2023				2022
Third party sales	$181.8	$1.9	$29.8	$213.5	$212.3	$4.3	$216.6
Affiliated sales	—	3.8	—	3.8	—	(1.0)	(1.0)
Total segment sales	181.8	5.7	29.8	217.3	212.3	3.3	215.6
Intercompany eliminations	—	(3.8)	—	(3.8)	—	1.0	1.0
Total net sales	$181.8	$1.9	$29.8	$213.5	$212.3	$4.3	$216.6
(1)Moruga was consolidated with the Company prospectively from May 1, 2022.

MISSION PRODUCE, INC.
Other Information

	Three Months Ended January 31,
	2023	2022
Pounds of avocados sold (millions)	152.3	134.0
Average sales price per pound(1)	$1.14	$1.56
(1)Calculated by dividing net avocado sales from the Marketing & Distribution segment by the total pounds of avocados sold in the stated period.

Sales by type

	Three Months Ended January 31,
(In millions)	2023	2022
Avocado	$174.0	$209.1
Other	39.5	7.5
Total net sales	$213.5	$216.6